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                                                                   Exhibit 99.03

                                 FIRST AMENDMENT
                                     TO THE
                         CARDINAL HEALTH PROFIT SHARING,
                           RETIREMENT AND SAVINGS PLAN
               (AMENDED AND RESTATED EFFECTIVE AS OF JULY 1, 1998)
                              (REVISED AS OF 2002)

                             BACKGROUND INFORMATION

A. Cardinal Health, Inc., an Ohio corporation (the "Corporation"), maintains a profit sharing plan known as the Cardinal Health Profit Sharing, Retirement and Savings Plan (the "Plan") for the benefit of its employees and their beneficiaries.

B. Pursuant to Section 13.02 of the Plan, the Corporation may amend the Plan at any time.

C. The Cardinal Health Profit Sharing, Retirement and Savings Plan Committee (the "Committee") assists in the administration of the Plan and is empowered to amend the Plan on behalf of the Corporation by action of a majority of its members then in office.

D. The Committee desires to amend the Plan to clarify the appropriate effective date for the change in the definition of the "Required Beginning Date" pursuant Section 401(a)(9) of the Internal Revenue Code of 1986, as amended (the "Code") in order to satisfy the review of the Plan by the Internal Revenue Service for a favorable determination.

                              AMENDMENT TO THE PLAN

1.       A new Section 3.11.C. is hereby added to the Plan to read as follows:

         Coordination of Excess Elective Deferrals and Excess Compensation Deferrals. In accordance with Treas. Reg. Section 1.401(k)-1(f)(5)(i), the amount of Excess Compensation Deferrals to be distributed or re-characterized shall be reduced by Excess Elective Deferrals previously distributed for the taxable year ending in the same Plan Year and Excess Elective Deferrals shall be reduced by Excess Compensation Deferrals previously distributed or re-characterized for the Plan Year beginning in such taxable year.

2. The definition of "Required Beginning Date" in Section 6.03.B. of the Plan shall be amended to add the introductory phrase "On and after January 1, 1999," to the first sentence of such section.

3. All other provisions of the Plan shall remain in full force and effect.


Dated October 20, 2003.                    CARDINAL HEALTH, INC.


                                           By: /s/ Susan Nelson
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                                           Its:
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